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                                                                    EXHIBIT 23.5


             FORM OF CONSENT OF BROWN, BURKE CAPITAL PARTNERS, INC.


We hereby consent to the inclusion as Appendix B to the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions Financial Corporation of our letter to the Board of Directors of First Community Banking Services, Inc. and to the references made to such letter and to the firm in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                       BROWN, BURKE CAPITAL PARTNERS, INC.

Atlanta, Georgia
_______, 1998